Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

SolarJuice Co., Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares	Rule 457(o)		$	$40,00,000	0.0000927	$3,708

Total Offering Amounts					$40,000,000

Total Fees Previously Paid

Total Fee Offset

Net Fee Due							$3,708

(1)	Estimated solely for the purpose of calculating the registration fee.